Exhibit 14

Nature’s Sunshine Products

Code of Conduct

This Code of Conduct summarizes the guiding principles of honesty, integrity and lawful conduct expected of every employee, officer and member of the Board of Directors (“Director”) of Nature’s Sunshine Products, Inc. and its affiliates (“NSP” or “the Company”).  All Company personnel are required to abide by and uphold a high standard of ethics.  All such persons are expected to maintain integrity and honesty in their dealings with other employees, officers, Directors and affiliates of the Company, as well as with customers, vendors, distributors, shareholders, outside contractors, and government officials.  This guide does not purport to present a comprehensive code addressing every legal or ethical issue that NSP personnel may confront, nor does it summarize all laws, regulations and policies that apply to our business, but it provides basic principles to guide NSP personnel.  Any employee, officer, or Director who believes that any other employee, officer or Director may be in violation of this Code or any applicable law, is expected to report that information to (i) the General Counsel’s Office, (ii) the Audit Committee of the Board or Directors or (iii) through the anonymous hotline procedures provided by NSP.  Any person found in violation of reasonable standards of ethics may be subject to disciplinary action, up to and including dismissal from association with NSP.

Conflicts of Interest

Employees, officers and Directors (“NSP Personnel”) are prohibited from engaging in any activity, practice or conduct that conflicts, or appears to conflict, with the interests of the Company, its customers, or its suppliers.  No NSP Personnel may be employed by, own more than one percent of the publicly traded stock in, have a financial or material interest in, or be an independent distributor of any business that is a direct competitor of NSP.  Direct competitors include all firms with which NSP competes for distributors or which sell similar products to those of NSP.  NSP Personnel may not at any time seek, directly or indirectly, any object of value, including payments, fees, loans, services, gifts, entertainment, or other favors from any person or firm as a condition or result of their doing business with NSP. NSP Personnel are required to notify and obtain approval from at least a vice president level employee of (i) any gratuitous payment, fee, service, gift or favor from vendors of any value greater than $50 or (ii) any entertainment having a value of over $200 in any one calendar year.

NSP Personnel who obtain “free” or “discounted” products through NSP product benefits may provide such products only for the individual’s immediate family use and may not sell or resell such products.  NSP Personnel and any immediate household members, including their spouses or dependent children, may not be “independent distributors” with authorization to sell, distribute, or build business “downlines” with NSP products.  This prohibition applies to NSP Personnel and any other individual employed by Nature’s Sunshine Products, Inc., its subsidiaries, joint ventures or any other related business entity.

Compliance with all laws

Compliance with all applicable governmental laws, rules and regulations, both in letter and in spirit, is one of the foundations on which the Company’s ethical policies are built, and accordingly, all NSP Personnel must strive to understand and take responsibility to comply with the governmental rules and regulations of the countries, states and communities in which the Company operates.  The Company’s officers and senior financial officials must also focus, in particular, on understanding the governmental rules and regulations applicable to disclosures in the Company’s periodic Securities and Exchange Commission (“SEC”) reports.

If a federal, state, local, international or foreign law conflicts with a policy in this Code, NSP Personnel must comply with the law; however, if a local custom or policy in the territory in which an NSP officer or employee works conflicts with this Code, then the officer or employee must comply with this Code.  Any questions regarding such conflicts or the interpretation of policies contained in this Code should be brought to the attention of the General Counsel’s Office in order to determine the most appropriate course of action.  The General Counsel’s Office shall notify the Audit Committee of the board of directors of any significant such conflicts.(1)

Protection of Confidential Information

NSP Personnel may not, without the written consent of NSP’s General Counsel, during the term of employment or thereafter, use or disclose to others any confidential information regarding NSP.  Confidential information includes: customer lists, formulas, business and technical information, data, documents, any information on current or past employees and their performance, information related to distributors, and all other confidential information including any trade secrets that are in the possession of the Company and that are not considered to be in the public domain.  This obligation to protect confidential information is contained in Confidentiality Agreements that are signed by all employees.

Media Inquiries

Any NSP Personnel receiving a media inquiry or contact should refer the media to Corporate Communications for appropriate response.

Insider Trading

NSP Personnel who have access to, or knowledge of, confidential information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the lawful conduct of NSP business and only in strict compliance with all

(1)      See also Addendum, NSP Code of Ethics for CEO and Senior Financial Officers.

applicable laws and SEC regulations.  All material, non-public information, whether positive or negative, should be considered confidential information.  The prohibitions against insider trading also include information that NSP Personnel might acquire during the course of their employment with the Company about any of our affiliated companies, clients or companies being considered for acquisition.  For NSP Personnel to use any such information for their personal financial benefit or to “tip” others is unethical and illegal.  Any questions about this policy and what information is considered confidential should be directed to the General Counsel’s Office.

Foreign Corrupt Practices Act (Bribery)

The U.S. Foreign Corrupt Practices Act (FCPA) and the laws of many of the countries in which the Company operates prohibit offering or making, directly or indirectly, any payment, gift, entertainment, or providing any improper benefit to any foreign government official, party official, political candidate, or any person likely to serve as a conduit of any such payment, gift or benefit, if for the purpose of obtaining or retaining any business or securing any other improper benefit for the company.  All of these terms should be interpreted very broadly, and any questions should be referred to the General Counsel’s Office.  Under very narrow circumstances, some limited “facilitating payments” may be lawfully made, but the Company does not permit any such payments unless approved, in advance, by the General Counsel’s Office.  Violations of the FCPA and other national anti-corruption statutes may subject the Company and individuals to civil and criminal penalties.  The Company’s policy is to comply fully with the FCPA.(2)

Fair Dealing

NSP Personnel must attempt at all times to deal fairly and in good faith with the Company’s customers, vendors, affiliates, distributors, shareholders, outside contractors, and government officials.  NSP’s policy is to compete fairly and honestly and never through illegal or unethical business practices.

Reporting Suspicious, Unethical or Illegal Conduct

If any NSP Personnel believes that actions have occurred, may be taking place or may be about to take place that violate or would violate this Code, he or she must bring the matter to the attention of the General Counsel’s Office.  NSP Personnel are encouraged to talk to the General Counsel to the Company or the Audit Committee in the case of Directors and officers about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.  NSP has also established anonymous hotline procedures for employees to communicate suspicious, unethical or illegal conduct.(3)

(2)      See also NSP Foreign Corrupt Practices Act Policy.

(3)      See NSP Policy # 325 (Whistleblower Policy).

Sanctions/Embargoes

It is NSP’s policy to comply fully with U.S. economic sanctions and embargoes that may prohibit or restrict U.S. persons, corporations or foreign subsidiaries from doing business with certain countries, groups or individuals.  These sanctions may prohibit investment in certain countries and transactions by third parties that would be prohibited for U.S. persons and companies.  Any questions about the application of sanctions or embargoes should be directed to the General Counsel’s Office.

Accurate Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  Moreover, U.S. laws require that all books and records be maintained accurately and prohibit the knowing submission of false and/or incomplete information.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail and reflect accurately the Company’s transactions.  Because our records may become public, all NSP Personnel should avoid derogatory remarks, exaggeration, or other inappropriate remarks in e-mail or other documentation.

Discrimination/Harassment

The diversity of NSP personnel is a tremendous asset to the Company.  NSP is firmly committed to providing equal opportunity in all aspects of the Company’s operations and does not tolerate any illegal discrimination or harassment of any kind.  NSP is an equal opportunity employer.(4)

Antitrust

The United States and many foreign countries have laws that encourage fair competition and prohibit acts that restrain trade or otherwise limit competition.  These laws generally prohibit a variety of anti-competitive practices such as agreements regarding prices, competitive bidding or certain agreements regarding clients and geography or markets.  It is NSP’s policy to fully comply with these statutes, which may contain both criminal and civil sanctions.

Health and Safety

NSP is committed to providing a safe, productive and drug-free work environment, and to promoting the general health and well being of all employees.  The Company will comply with

(4)      See NSP Policy #308 (Sexual Harassment Policy).

all federal, state and local health and safety laws, rules and regulations.  Each employee should endeavor to conduct the Company’s business in a manner that does not endanger the health and safety of any other employee or customer.  Employees should report any unsafe conditions, circumstances, or accidents to their supervisors immediately.  These policies are jeopardized when employees illegally use drugs and alcohol on the job, come to work under the influence, or manufacture, possess, distribute, or sell drugs in the workplace. Therefore, in order to achieve the objectives of safety, productivity, health, and well being in the workplace, the company establishes the following policy:

A.            It is a violation of company policy for any employee to manufacture, possess, sell, trade, or offer for sale illegal drugs and alcohol, or otherwise engage in the use of illegal drugs and alcohol on the job.

B.            It is a violation of company policy for anyone to report to work under the influence of alcohol or illegal drugs.

C.            It is a violation of company policy for anyone to use prescription drugs illegally.

D.            Violations of this policy are subject to disciplinary action up to and including termination of employment. (5)

SEC Reports

See Addendum, Code of Ethics for CEO and Senior Financial Officers, for special obligations with respect to SEC reports.

Waivers

The provisions of this Code are binding on all NSP Personnel and its affiliates.  In the rare event that an exception to this Code is appropriate, it shall only be authorized by the Board of Directors or a committee thereof.

Enforcement

Disciplinary action, including termination of employment, may be taken, not only against individuals who authorize or participate in violations of this policy, but also against:

A.            Any employee who may have deliberately failed to report improper or illegal conduct;

(5)      See NSP Policies #400 (Safety) and #410 (Drug-Free Workplace Policy and Testing Program).

B.            Any employee who may have deliberately withheld relevant and material information, or who may have been uncooperative in a company investigation, and

C.            Any employee who may have been convicted of a crime or who may have been arrested, or jailed for conduct deemed contrary to the company’s mission, products, services, or public image.

The standards in this Code of Conduct are important to the Company’s success and must be taken seriously by all NSP Personnel.  Violations of these standards will not be tolerated and may result in discipline, up to and including discharge and/or possible legal action, where warranted.

ADDENDUM

Nature’s Sunshine Products

Code of Ethics for CEO and Senior Financial Officers

The Chief Executive Officer (“CEO”) and all senior financial and accounting officers of Nature’s Sunshine Products, Inc. (the “Company”) have important and vital roles in the corporate governance of the Company.  This Code of Ethics (the “Code”) has been adopted by the Board of Directors of the Company to establish standards of conduct designed to promote (1) honest and ethical conduct by such senior officers, (2) full, fair, accurate, timely and understandable disclosure in the Company periodic reports filed with the Securities and Exchange Commission (the “SEC”) and (3) compliance by such senior officers with applicable governmental laws, rules and regulations.

The provisions of this Code shall apply to the Company’s CEO, Chief Financial Officer (“CFO), Director of Finance, Controller, principal accounting officer, and persons performing similar functions (each individually, a “Senior Officer” and collectively, the “Senior Officers”).  Each Senior Officer must conduct himself or herself in accordance with this Code and seek to avoid even the appearance of improper behavior.  Senior Officers should also refer to the Company’s Code of Business Conduct, which supplements and is in addition to this code.

Each Senior Officer shall certify, by February 15 of each fiscal year that he or she has read and understood this Code and will abide by it.  A form of the certification is attached hereto as Exhibit A.  Any waiver, including an implicit waiver, of this Code may be made only by the Board of Directors, and any such waiver will be promptly publicly disclosed as required by law and/or stock exchange regulation.  Any amendment or other change to this Code will also be promptly publicly disclosed as required by law and/or stock exchange regulation.

The following standards shall apply to the Senior Officers under this Code:

I.              Honest and Ethical Conduct.

Each Senior Officer shall:

1.             always conduct himself or herself in an honest and ethical manner;

2.             act with the highest standards of personal and professional integrity;

3.             respect the confidentiality of information acquired during the course of employment with the Company and not use any such confidential information for personal gain;

4.             achieve responsible use of and control over all assets and resources employed or entrusted to him or her;

5.             proactively promote and advocate ethical behavior in the Company’s work environment; and

6.             ensure that he or she discloses, to the Board of Directors, or a designated committee of the Board, any material facts or information that come into the Senior Officer’s possession concerning any “related party” transaction with the Company.  A “related party” is any director, executive officer, nominee for election as director or securityholder who is known to hold more than five percent of any class of the Company’s voting securities, and any member of the immediate family (as such term is defined under the NASDAQ corporate governance rules) of any of the foregoing persons.  A related party also includes any entity that is affiliated with a director, executive officer, a nominee for election as a director or significant securityholder.

All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code.

II.            Rules to Promote Full, Fair, Accurate, Timely and Understandable Disclosure.

To the extent consistent with each Senior Officer’s duties and responsibilities, each Senior Officer must take the following steps to ensure full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with the SEC and in other public communications made by the Company:

1.             Carefully review a draft of each periodic SEC report and related documents for accuracy and completeness before each report is filed with the SEC, with particular focus on disclosures issues within his or her area of responsibility.

2.             Carefully review a draft of each financial press release or other public communications by the Company before each such communication is released to the public.

3.             Upon request of the Company’s Audit Committee, meet with its members and others involved in the financial reporting and audit processes to discuss the draft report referred to in item (1) above.

4.             Bring to the attention of the Audit Committee matters that such Senior Officer believes could compromise the integrity of the Company’s financial reports, evidence disagreements on accounting matters and or constitute a possible violation of this Code.

5.             Actively support the Company’s CFO (by cooperating fully with periodic SEC report reviews, proactively identifying potential areas of weaknesses and providing corrective policy recommendations) to help establish and maintain disclosure controls and procedures that ensure that material information is included in each periodic SEC report.

6.             Consult with the Audit Committee on a regular basis to identify any short-comings or concerns with respect to the Company’s internal financial reporting or disclosure controls.

7.             Confirm that neither the Company’s internal auditor function, nor its outside accountants, are aware of any material misstatements or omissions in any draft periodic SEC report referred to in item (1) above, or have any concerns about the “Management’s Discussion and Analysis” section of such periodic report.

8.             Always act in good faith, responsibly, with due care, competence and diligence, without misrepresenting materials facts or allowing independent judgment to be subordinated.

III.           Compliance with Applicable Governmental Laws, Rules and Regulations.

Compliance with applicable governmental laws, rules and regulations, both in letter and in spirit, is one of the foundations on which the Company’s ethical policies are built, and accordingly, each Senior Officer must strive to:

1.             Understand and take responsibility to comply with the governmental rules and regulations of the countries, states and communities in which the Company operates, with particular focus on understanding the governmental rules and regulations applicable to disclosures in the Company’s periodic SEC reports.

2.             If a federal, state, local, international or foreign law conflicts with a policy in this Code, a Senior Officer must comply with the law; however, if a local custom or policy in the territory in which a Senior Officer works conflicts with this Code, then the Senior Officer must comply with this Code.  Any questions regarding such conflicts or the interpretation of policies contained in this Code should be brought to the attention of the Audit Committee in order to determine the most appropriate course of action.

IV.           Reporting any Violations of this Code.

If a Senior Officer believes that actions have occurred, may be taking place or may be about to take place that violate or would violate this Code, he or she must bring the matter to the attention of the Company in accordance with the procedures established under the Company’s Code of Business Conduct or Auditing and Accounting Complaint Policy, as applicable.  Senior Officers are encouraged to talk to the securities counsel to the Company or the Audit Committee about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.

V.            Remedial Action

A violation of this Code will subject a Senior Officer to disciplinary action, up to and including a discharge from the Company and, where appropriate, may subject the Senior Officer to civil liability and criminal prosecution.

Adopted by the Board of Directors on February 24, 2004.

EXHIBIT A

Certification Regarding Code of Ethics

for CEO and Senior Financial Officers

Nature’s Sunshine Products, Inc.

The undersigned hereby certifies that he or she has read and will abide by the Code of Ethics for CEO and Senior Financial Officers (the “Code”) approved by the Board of Directors on February 24, 2004, or as subsequently amended, and that he or she knows such failure may constitute a violation of federal securities laws and regulations which may subject him or her to civil liabilities and criminal penalties.  The undersigned acknowledges that he or she has read and understood the Code and will abide by it.  The undersigned further acknowledges that failure to observe the provisions of the Code shall be a basis for dismissal for cause and/or referral to appropriate authorities.

Name

Signature

Date